Filed Pursuant to Rule 424(b)(2)

Registration No. 333-216286

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated September 27, 2019

Pricing Supplement dated               , 2019

(To Stock-Linked Underlying Supplement dated November 6, 2018,

Prospectus Supplement dated November 6, 2018, and Prospectus dated March 28, 2017)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes

$               Contingent Coupon Autocallable Notes Linked to the Lowest Performing of the Common Stock of Apple Inc., the Common Stock of Amazon.com, Inc., the Class A Common Stock of Alphabet Inc., and the Common Stock of Netflix, Inc. due November 2, 2020

•                The Contingent Coupon Autocallable Notes (the “notes”) will provide monthly Contingent Coupon Payments at a rate of at least 1.335% (or at least 16.02% per annum, to be determined on the Trade Date) until the earlier of maturity or automatic call if, and only if, the Closing Price of the Lowest Performing Reference Stock on the applicable monthly Coupon Determination Date is greater than or equal to its Coupon Barrier Price (65% of its Initial Price).

•                If the Closing Price of the Lowest Performing Reference Stock on any monthly Call Observation Date beginning on January 28, 2020 is greater than or equal to its Initial Price, we will automatically call the notes and pay you on the applicable Call Payment Date the principal amount plus the applicable Contingent Coupon Payment. No further amounts will be owed to you.

•                If the notes have not been previously called, the Payment at Maturity will depend on the Final Price of the Lowest Performing Reference Stock and will be calculated as follows:

a.            If the Final Price of the Lowest Performing Reference Stock is greater than or equal to its Principal Barrier Price (65% of its Initial Price): (i) the principal amount plus (ii) the final Contingent Coupon Payment.

b.            If the Final Price of the Lowest Performing Reference Stock is less than its Principal Barrier Price: (i) the principal amount plus (ii) the product of the principal amount multiplied by the Percentage Change of the Lowest Performing Reference Stock. In this case, you will lose some or all of the principal amount at maturity. Even with any Contingent Coupon Payments, the return on the notes could be negative.

•                The notes will not be listed on any securities exchange.

•                The notes will be issued in minimum denomination of $1,000 and integral multiples of $1,000.

The notes are unsecured obligations of the Bank and any payments on the notes are subject to the credit risk of the Bank. The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The notes are not bail-inable notes (as defined on page S-2 of the prospectus supplement).

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these notes or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks not associated with an investment in ordinary debt securities. See “Additional Risk Factors” beginning on page PS-8 of this pricing supplement, and “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

	Price to Public (Initial Issue Price)(1)	Underwriting Discount(1)(2)	Proceeds to Issuer
Per Note	$1,000	Up to $30	At least $970
Total	$	$	$

(1)         Because certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forgo some or all of their commissions or selling concessions, the price to public for investors purchasing the notes in these accounts may be between $970.00 and $1,000.00 per note.

(2)         The total “Underwriting Discount” and “Proceeds to Issuer” specified above reflect the aggregate of the underwriting discounts per note at the time CIBC established any hedge positions prior to the Trade Date. Jefferies LLC (“Jefferies”) will receive a commission of up to $30 (3%) per $1,000 principal amount of notes. Jefferies may use a portion of its commission to allow selling concessions to other dealers in connection with the distribution of the notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution” on page PS-18 of this pricing supplement.

The initial estimated value of the notes on the Trade Date as determined by the Bank is expected to be between $950.20 and $970.20 per $1,000 principal amount of the notes, which is expected to be less than the price to public. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

We will deliver the notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about October 31, 2019 against payment in immediately available funds.

Jefferies LLC

ADDITIONAL TERMS OF THE NOTES

You should read this pricing supplement together with the prospectus dated March 28, 2017 (the “prospectus”), the prospectus supplement dated November 6, 2018 (the “prospectus supplement”) and the Stock-Linked Underlying Supplement dated November 6, 2018 (the “underlying supplement”).  Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain capitalized terms used but not defined herein have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus, and in the documents referred to in those documents and which are made available to the public. We have not, and Jefferies has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and Jefferies is not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement or the accompanying underlying supplement, the prospectus supplement or the prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement nor the accompanying underlying supplement, the prospectus supplement or the prospectus constitutes an offer, or an invitation on behalf of us or Jefferies, to subscribe for and purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•                Underlying supplement dated November 6, 2018:

https://www.sec.gov/Archives/edgar/data/1045520/000110465918066559/a18-39408_12424b2.htm

•                Prospectus supplement dated November 6, 2018 and prospectus dated March 28, 2017:

https://www.sec.gov/Archives/edgar/data/1045520/000110465918066166/a18-37094_1424b2.htm

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in the underlying supplement, the prospectus supplement and the prospectus. See “Additional Terms of the Notes” in this pricing supplement.

Issuer:	Canadian Imperial Bank of Commerce

Reference Asset:

The common stock of Apple Inc. (Bloomberg ticker “AAPL UW EQUITY”), the common stock of Amazon.com, Inc. (Bloomberg ticker “AMZN UW EQUITY”), the Class A common stock of Alphabet Inc. (Bloomberg ticker “GOOGL UW EQUITY”), and the common stock of Netflix, Inc. (Bloomberg ticker “NFLX UW EQUITY”) (each, a “Reference Stock”)

Principal Amount:	$1,000 per note

Aggregate Principal Amount:	$

Term:	Approximately one year, unless previously called

Trade Date/Pricing Date:	Expected to be October 28, 2019

Original Issue Date:	Expected to be October 31, 2019 (to be determined on the Trade Date and expected to be the third scheduled Business Day after the Trade Date)

Final Valuation Date:

Expected to be October 28, 2020, subject to postponement as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Reference Stocks” in the underlying supplement.

Maturity Date:

Expected to be November 2, 2020. The Maturity Date is subject to the Call Feature and may be postponed as described under “Certain Terms of the Notes— Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Reference Stocks” in the underlying supplement.

Contingent Coupon Payment:

On each Coupon Payment Date, you will receive a payment at the Contingent Coupon Rate if, and only if, the Closing Price of the Lowest Performing Reference Stock on the related Coupon Determination Date is greater than or equal to its Coupon Barrier Price.

If the Closing Price of the Lowest Performing Reference Stock on any Coupon Determination Date is less than its Coupon Barrier Price, you will not receive any Contingent Coupon Payment on the related Coupon Payment Date. If the Closing Price of the Lowest Performing Reference Stock is less than its Coupon Barrier Price on all monthly Coupon Determination Dates, you will not receive any Contingent Coupon Payments over the term of the notes.

Each monthly Contingent Coupon Payment, if payable, will be calculated per note as follows: $1,000 × Contingent Coupon Rate × (30/360). Any Contingent Coupon Payments will be rounded to the nearest cent, with one-half cent rounded upward.

Contingent Coupon Rate:	At least 16.02% per annum (or at least 1.335% per month), to be determined on the Trade Date.

Coupon Barrier Price:	For each Reference Stock, 65% of its Initial Price (rounded to two decimal places).

Coupon Determination Dates:

Expected to be November 25, 2019, December 26, 2019, January 28, 2020, February 25, 2020, March 26, 2020, April 27, 2020, May 26, 2020, June 25, 2020, July 28, 2020, August 26, 2020, September 25, 2020, and October 28, 2020, each subject to postponement as described under “Certain Terms of the Notes— Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Reference Stocks” in the underlying supplement.

Coupon Payment Dates:

The third Business Day following the related Coupon Determination Date, provided that the final Coupon Payment Date will be the Maturity Date.

Each Coupon Payment Date is subject to postponement as described under “Certain Terms of the Notes— Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Reference Stocks” in the underlying supplement.

Call Feature:

If the Closing Price of the Lowest Performing Reference Stock on any monthly Call Observation Date is greater than or equal to its Initial Price, we will automatically call the notes and pay you on the applicable Call Payment Date the principal amount plus the applicable Contingent Coupon Payment otherwise due for that Call Observation Date.

If the notes are automatically called, they will cease to be outstanding on the related Call Payment Date and you will have no further rights under the notes after such Call Payment Date. You will not receive any notice from us if the notes are automatically called.

Call Observation Dates:	The Coupon Determination Dates beginning on January 28, 2020 and ending on September 25, 2020.

Call Payment Dates:	The relevant Coupon Payment Date.

Payment at Maturity:

If the notes have not been previously called, the Payment at Maturity will be based on the Final Price of the Lowest Performing Reference Stock and will be calculated as follows:

•                  If the Final Price of the Lowest Performing Reference Stock is greater than or equal to its Principal Barrier Price:

Principal Amount + Final Contingent Coupon Payment

•                  If the Final Price of the Lowest Performing Reference Stock is less than its Principal Barrier Price:

Principal Amount + (Principal Amount × Percentage Change of the Lowest Performing Reference Stock)

In this case, you will lose some or all of the principal amount at maturity. Even with any Contingent Coupon Payments, the return on the notes could be negative.

Percentage Change:	The “Percentage Change” with respect to each Reference Stock, expressed as a percentage, is calculated as follows: Final Price – Initial Price Initial Price

Principal Barrier Price:	For each Reference Stock, 65% of its Initial Price (rounded to two decimal places).

Lowest Performing Reference Stock:

On any Coupon Determination Date, including the Final Valuation Date, the “Lowest Performing Reference Stock” is the Reference Stock that has the lowest Closing Price on that date as a percentage of its Initial Price.

Initial Price:	For each Reference Stock, its Closing Price on the Trade Date, subject to adjustment as described under “Certain Terms of the Notes—Anti-Dilution Adjustments” in the underlying supplement.

Final Price:	For each Reference Stock, its Closing Price on the Final Valuation Date.

Calculation Agent:	Canadian Imperial Bank of Commerce.

CUSIP/ISIN:	CUSIP: 13605WSU6 / ISIN: US13605WSU61

Fees and Expenses:

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes.

The Trade Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the notes.

HYPOTHETICAL PAYMENT AT MATURITY

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the Final Price of any Reference Stock relative to its Initial Price. We cannot predict the Closing Price of any Reference Stock on any Coupon Determination Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Stocks or return on the notes. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the notes for a hypothetical range of percentage changes of the Lowest Performing Reference Stock from -100% to +100%. The following results are based solely on the assumptions outlined below.  The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 principal amount to $1,000. The potential returns described here assume that the notes have not been automatically called prior to maturity and are held to maturity, and are calculated excluding any Contingent Coupon Payments paid prior to maturity. The following table and examples assume the following:

Principal Amount:	$1,000

Hypothetical Contingent Coupon Rate:	16.02% per annum (or 1.335% per month)

Hypothetical Initial Price of the Lowest Performing Reference Stock:	$100

Hypothetical Principal Barrier Price of the Lowest Performing Reference Stock:	$65 (65% of its Initial Price)

Hypothetical Final Price of the Lowest Performing Reference Stock	Hypothetical Percentage Change of the Lowest Performing Reference Stock	Hypothetical Payment at Maturity	Hypothetical Return on the Notes (Excluding Any Contingent Coupon Payments Paid Prior to Maturity)
$200.00	100.00%	$1,013.35(1)	1.335%
$175.00	75.00%	$1,013.35	1.335%
$150.00	50.00%	$1,013.35	1.335%
$125.00	25.00%	$1,013.35	1.335%
$100.00(2)	0.00%	$1,013.35	1.335%
$90.00	-10.00%	$1,013.35	1.335%
$80.00	-20.00%	$1,013.35	1.335%
$70.00	-30.00%	$1,013.35	1.335%
$65.00(3)	-35.00%	$1,013.35	1.335%
$50.00	-50.00%	$500.00	-50.000%
$25.00	-75.00%	$250.00	-75.000%
$10.00	-90.00%	$100.00	-90.000%
$0.00	-100.00%	$0.00	-100.000%

(1)                               The Payment at Maturity will not exceed the principal amount plus the final Contingent Coupon Payment.

(2)                               The hypothetical Initial Price of $100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Initial Price of any Reference Stock.

(3)                               This is the hypothetical Principal Barrier Price of the Lowest Performing Reference Stock.

The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the notes.

Example 1: The Percentage Change of the Lowest Performing Reference Stock Is 50.00%.

Because the Final Price of the Lowest Performing Reference Stock is greater than its Principal Barrier Price, the Payment at Maturity would be $1,013.35 per $1,000 principal amount, calculated as follows:

$1,000 + Final Contingent Coupon Payment

= $1,000 + ($1,000 × 1.335%)

= $1,013.35

Example 1 shows that the Payment at Maturity will be fixed at the principal amount plus the final Contingent Coupon Payment when the Final Price of the Lowest Performing Reference Stock is at or above its Principal Barrier Price, regardless the extent to which the price of the Lowest Performing Reference Stock increases.

Example 2: The Percentage Change of the Lowest Performing Reference Stock Is -20.00%.

Because the Final Price of the Lowest Performing Reference Stock is greater than its Principal Barrier Price, the Payment at Maturity would be $1,013.35 per $1,000 principal amount, calculated as follows:

$1,000 + Final Contingent Coupon Payment

= $1,000 + ($1,000 × 1.335%)

= $1,013.35

Example 2 shows that the Payment at Maturity will equal the principal amount plus the final Contingent Coupon Payment when the Final Price of the Lowest Performing Reference Stock is at or above its Principal Barrier Price, although the price of the Lowest Performing Reference Stock has decreased.

Example 3: The Percentage Change of the Lowest Performing Reference Stock Is -75.00%.

Because the Final Price of the Lowest Performing Reference Stock is less than its Principal Barrier Price, the Payment at Maturity would be $250.00 per $1,000 principal amount, calculated as follows:

$1,000 + ($1,000 × Percentage Change of the Lowest Performing Reference Stock)

= $1,000 + ($1,000 × -75.00%)

= $250.00

Example 3 shows that you are exposed on a 1-to-1 basis to any decrease in the price of the Lowest Performing Reference Stock from its Initial Price if its Final Price is less than its Principal Barrier Price.  You may lose up to 100% of your principal amount at maturity. Even with any Contingent Coupon Payments, the return on the notes could be negative.

These examples illustrate that you will not participate in any appreciation of any Reference Stock, but will be fully exposed to a decrease in the Lowest Performing Reference Stock if the Final Price of the Lowest Performing Reference Stock is less than its Principal Barrier Price, even if the Final Prices of the other Reference Stocks have appreciated or have not declined below their respective Principal Barrier Prices.

INVESTOR SUITABILITY

The notes may be suitable for you if:

•                You believe that the Closing Price of each Reference Stock will be at or above its Coupon Barrier Price on most or all of the Coupon Determination Dates, and the Final Price of the Lowest Performing Reference Stock will be at or above its Principal Barrier Price.

•                You seek an investment with monthly Contingent Coupon Payments at a rate of at least 1.335% (or at least 16.02% per annum) until the earlier of maturity or automatic call, if, and only if, the Closing Price of the Lowest Performing Reference Stock on the applicable Coupon Determination Date is greater than or equal to its Coupon Barrier Price.

•                You are willing to lose a substantial portion or all of the principal amount of the notes if the notes are not called and the Final Price of the Lowest Performing Reference Stock is less than its Principal Barrier Price.

•                You are willing to accept the risk that you may not receive any Contingent Coupon Payments on most or all of the Coupon Payment Dates and may lose up to 100% of the principal amount of the notes at maturity.

•                You are willing to invest in the notes based on the fact that your maximum potential return is the sum of any Contingent Coupon Payments payable on the notes.

•                You are willing to forgo participation in any appreciation of any Reference Stock.

•                You understand that the return on the notes will depend solely on the performance of the Lowest Performing Reference Stock on each Coupon Determination Date and consequently, the notes are riskier than alternative investments linked to only one of the Reference Stocks or linked to a basket composed of the Reference Stocks.

•                You understand that the notes may be automatically called prior to maturity and that the term of the notes may be as short as three months, or you are otherwise willing to hold the notes to maturity.

•                You do not seek certainty of current income over the term of the notes.

•                You are willing to forgo dividends or other distributions paid on the Reference Stocks.

•                You do not seek an investment for which there will be an active secondary market.

•                You are willing to assume the credit risk of the Bank for any payments under the notes.

The notes may not be suitable for you if:

•                You believe that the Closing Price of at least one Reference Stock will be below its Coupon Barrier Price on most or all of the Coupon Determination Dates, and the Final Price of the Lowest Performing Reference Stock will be below its Principal Barrier Price.

•                You believe that the Contingent Coupon Payments, if any, will not provide you with your desired return.

•                You are unwilling to lose a substantial portion or all of the principal amount of the notes if the notes are not called and the Final Price of the Lowest Performing Reference Stock is less than its Principal Barrier Price.

•                You are unwilling to accept the risk that you may not receive any Contingent Coupon Payments on most or all of the Coupon Payment Dates and may lose up to 100% of the principal amount of the notes at maturity.

•                You seek full payment of the principal amount of the notes at maturity.

•                You seek an uncapped return on your investment.

•                You seek exposure to the upside performance of any or each Reference Stock.

•                You seek exposure to a basket composed of the Reference Stocks or a similar investment in which the overall return is based on a blend of the performances of the Reference Stocks, rather than solely on the Lowest Performing Reference Stock.

•                You are unable or unwilling to hold the notes that may be automatically called prior to maturity, or you are otherwise unable or unwilling to hold the notes to maturity.

•                You seek certainty of current income over the term of the notes.

•                You want to receive dividends or other distributions paid on the Reference Stocks.

•                You seek an investment for which there will be an active secondary market.

•                You are not willing to assume the credit risk of the Bank for all payments under the notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review ‘‘Additional Risk Factors’’ below for risks related to the notes.

ADDITIONAL RISK FACTORS

An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus.

If the notes are not called, you may lose all or a substantial portion of the principal amount of your notes.

The notes do not guarantee any return of principal. The repayment of any principal on the notes at maturity depends on the Final Price of the Lowest Performing Reference Stock. The Bank will only repay you the full principal amount of your notes if the Final Price of the Lowest Performing Reference Stock is equal to or greater than its Principal Barrier Price. If the Final Price of the Lowest Performing Reference Stock is less than its Principal Barrier Price, you will lose 1% of the principal amount for each percentage point that the Final Price of the Lowest Performing Reference Stock is less than its Initial Price. You may lose a substantial portion or all of the principal amount. Even with any Contingent Coupon Payments, the return on the notes could be negative.

The automatic call feature limits your potential return.

If the notes are called, the payment on the notes on any Call Payment Date is limited to the principal amount plus the applicable Contingent Coupon Payment. In addition, if the notes are called, which may occur as early as the first Coupon Determination Date, the amount of coupon payable on the notes will be less than the full amount of coupon that would have been payable if the notes had not been called prior to maturity. If the notes are automatically called, you will lose the opportunity to continue to receive the Contingent Coupon Payments from the relevant Call Payment Date to the scheduled Maturity Date, and the total return on the notes could be minimal. Because of the automatic call feature, the term of your investment in the notes may be limited to a period that is shorter than the original term of the notes and may be as short as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

The notes do not provide for fixed payments of interest and you may receive no Contingent Coupon Payments on most or all of the Coupon Payment Dates.

On each Coupon Payment Date, you will receive a Contingent Coupon Payment if, and only if, the Closing Price of the Lowest Performing Reference Stock on the related Coupon Determination Date is greater than or equal to its Coupon Barrier Price. If the Closing Price of the Lowest Performing Reference Stock on any Coupon Determination Date is less than its Coupon Barrier Price, you will not receive any Contingent Coupon Payment on the related Coupon Payment Date, and if the Closing Price of the Lowest Performing Reference Stock is less than its Coupon Barrier Price on each Coupon Determination Date over the term of the notes, you will not receive any Contingent Coupon Payments over the entire term of the notes.

You will not participate in any appreciation of any Reference Stock and your return on the notes will be limited to the Contingent Coupon Payments paid on the notes, if any.

The Payment at Maturity will not exceed the principal amount plus the final Contingent Coupon Payment and any positive return you receive on the notes will be composed solely of the sum of any Contingent Coupon Payments received prior to and at maturity. You will not participate in any appreciation of any Reference Stock. Therefore, if the appreciation of any Reference Stock exceeds the sum of the Contingent Coupon Payments paid to you, if any, the notes will underperform an investment in securities linked to that Reference Stock providing full participation in the appreciation. Accordingly, the return on the notes may be less than the return would be if you made an investment in securities directly linked to the positive performance of the Reference Stocks.

The notes are subject to the full risks of the Lowest Performing Reference Stock and will be negatively affected if any Reference Stock performs poorly, even if the other Reference Stocks perform favorably.

You are subject to the full risks of the Lowest Performing Reference Stock. If the Lowest Performing Reference Stock performs poorly, you will be negatively affected, even if the other Reference Stocks perform favorably. The notes are not linked to a basket composed of the Reference Stocks, where the better performance of some Reference Stocks could offset the poor performance of others. Instead, you are subject to the full risks of the Lowest Performing Reference Stock on each Coupon Determination Date. As a result, the notes are riskier than an alternative investment linked to only one of the Reference Stocks or linked to a basket composed of the Reference Stocks. You should not invest in the notes unless you understand and are willing to accept the full downside risks of the Lowest Performing Reference Stock.

The payments on the notes are not linked to the price of the Reference Stocks at any time other than the Coupon Determination Dates.

The payments on the notes will be based on the Closing Price of each Reference Stock on the Coupon Determination Dates. Therefore, for example, if the Closing Price of a Reference Stock declined substantially as of a Coupon Determination Date compared to its Initial Price or Coupon Barrier Price, as applicable, the notes will not be called and the relevant Contingent Coupon Payment will not be payable. Similarly, if the Final Price of the Lowest Performing Reference Stock declined substantially as of the Final Valuation Date compared to its Principal Barrier Price, the Payment at Maturity may be significantly less than it would otherwise have been had the Payment at Maturity been linked to the Closing Price of the Lowest Performing Reference Stock prior to the Final Valuation Date. Although the actual price of a Reference Stock at other times during the term of the notes may be higher than its Closing Price on a Coupon Determination Date, the payments on the notes will not benefit from the Closing Price of such Reference Stock at any time other than the Coupon Determination Dates.

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.

The notes are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the notes will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. Any payment to be made on the notes depends on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the notes. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. See “Description of the Notes We May Offer—Events of Default” in the accompanying prospectus supplement.

The Bank’s initial estimated value of the notes will be lower than the initial issue price (price to public) of the notes.

The initial issue price of the notes will exceed the Bank’s initial estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, are included in the initial issue price of the notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s initial estimated value does not represent future values of the notes and may differ from others’ estimates.

The Bank’s initial estimated value of the notes is only an estimate, which will be determined by reference to the Bank’s internal pricing models when the terms of the notes are set. This estimated value will be based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, changes in market conditions, including the prices of the Reference Stocks, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which the agent or any other party would be willing to buy the notes from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which the agent or any other party would be willing to buy the notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s initial estimated value of the notes will not be determined by reference to credit spreads for our conventional fixed-rate debt.

The internal funding rate to be used in the determination of the Bank’s initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the Trade Date, and any secondary market prices of the notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Reference Stocks are concentrated in one sector and correlation among the Reference Stocks may affect the value of your notes.

All of the Reference Stocks are issued by companies in the technology sector and, as a result, an investment in the notes will increase your exposure to fluctuations in that industry.  The Reference Stocks may not represent a diversified portfolio of securities. To the extent that the Reference Stocks move in the same direction (i.e., are highly correlated), you will lose some or all of the benefits that would ordinarily apply to a diversified portfolio of securities.

Companies in the technology industry are subject to a variety of risks.

The Reference Stocks are issued by companies that operate in the technology sector, and all face a variety of risks.  The prices of stocks of technology companies and companies that rely heavily on technology are particularly vulnerable to rapid changes in technology product cycles, potential product obsolescence, government regulation and competition (both in the U.S. and internationally), including competition from non-U.S. competitors with lower production costs. Stocks of technology companies, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market for equity securities. Technology companies are typically heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. Any of these factors can reduce the prices of the Reference Stocks and your return on the notes.

Certain business, trading and hedging activities of us, the agent, and our respective affiliates may create conflicts with your interests and could potentially adversely affect the value of the notes.

We, the agent, and our respective affiliates may engage in trading and other business activities related to a Reference Stock that are not for your account or on your behalf. We, the agent, and our respective affiliates also may issue or underwrite other financial instruments with returns based upon a Reference Stock. These activities may present a conflict of interest between your interest in the notes and the interests that we, the agent, and our respective affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the price of any Reference Stock or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

Moreover, we and our affiliates play a variety of roles in connection with the issuance of the notes, including hedging our obligations under the notes and making the assumptions and inputs used to determine the pricing of the notes and the initial estimated value of the notes when the terms of the notes are set. We expect to hedge our obligations under the notes through the agent, one of our affiliates, and/or another unaffiliated counterparty. Any of these hedging activities may adversely affect the price of a Reference Stock and therefore the market value of the notes and the amount you will receive, if any, on the notes. In connection with such activities, the economic interests of us, the agent, and our respective affiliates may be adverse to your interests as an investor in the notes. Any of these activities may adversely affect the value of the notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, the agent, or one or more of our respective affiliates will retain any profits realized in hedging our obligations under the notes even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agent, and our respective affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you. We, the agent, and our respective affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes.

There are potential conflicts of interest between you and the calculation agent.

The calculation agent will determine, among other things, the amount of payments on the notes. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event affecting a Reference Stock has occurred, and make a good faith estimate in its sole discretion of the Closing Price for an affected Reference Stock if the relevant Coupon Determination Date is postponed to the last possible day, and make certain anti-dilution adjustments with respect to a Reference Stock if certain corporate events occur. See “Certain Terms of the Notes—Valuation Dates” and “—Anti-Dilution Adjustments” in the underlying supplement. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. Neither we nor any of our affiliates will have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of your notes.

There will be limited anti-dilution protection.

For certain events affecting shares of a Reference Stock, such as stock splits or extraordinary dividends, the calculation agent may make adjustments which may adversely affect any payments on the notes. However, the calculation agent is not required to make an adjustment for every corporate action which affects the price of a Reference Stock. If an event occurs that does not require the calculation agent to adjust the price of a Reference Stock, the market value of the notes and the amount due on the notes may be materially and adversely affected

Higher Contingent Coupon Rate or lower Principal Barrier Value are generally associated with Reference Stocks with greater expected volatility and therefore can indicate a greater risk of loss.

“Volatility” refers to the frequency and magnitude of changes in the price of a Reference Stock. The greater the expected volatility with respect to a Reference Stock on the Trade Date, the higher the expectation as of the Trade Date that the price of the Reference Stock could close below its Principal Barrier Value on the Final Valuation Date, indicating a higher expected risk of loss on the notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Coupon Barrier Price or a higher Contingent Coupon Rate) than for similar securities linked to the performance of the Reference Stocks with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Principal Barrier Value may not necessarily indicate that the notes have a greater likelihood of a repayment of principal at maturity. The volatility of a Reference Stock can change significantly over the term of the notes. The price of a Reference Stock could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Reference Stocks and the potential to lose some or all of your principal at maturity.

The notes will not be listed on any securities exchange or any inter-dealer quotation system, and there may be no secondary market for the notes.

The notes are most suitable for purchasing and holding to maturity or automatic call. The notes will be new securities for which there is no trading market. The notes will not be listed on any securities exchange or any inter-dealer quotation system. We cannot assure you as to whether there will be a trading or secondary market for the notes or, if there were to be such a trading or secondary market, that it would be liquid.

Under ordinary market conditions, Jefferies or any of its affiliates may (but are not obligated to) make a secondary market for the notes. However, it may cease doing so at any time. Because we do not expect other broker-dealers to participate in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Jefferies or any of its affiliates are willing to transact. If none of Jefferies or any of its affiliates makes a market for the notes, there will not be a secondary market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any secondary market for the notes. If a secondary market in the notes is not developed or maintained, you may not be able to sell your notes easily or at prices that will provide you with a yield comparable to that of similar securities that have a liquid secondary market.

The tax treatment of the notes is uncertain.

Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your own tax situation. See “Summary of U.S. Federal Income Tax Consequences” and “Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Certain U.S. Federal Income Tax Consequences” in the underlying supplement, and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

INFORMATION REGARDING THE REFERENCE STOCKS

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because each Reference Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), each Reference Stock Issuer is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Stock Issuers can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s website at http://www.sec.gov by reference to the applicable CIK number set forth below.

This document relates only to the notes and does not relate to the securities of any Reference Stock Issuer. Neither we nor any of our affiliates have participated or will participate in the preparation of any Reference Stock Issuer’s publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to any Reference Stock Issuer in connection with the offering of the notes. None of us or any of our affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Reference Stock Issuers are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Reference Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Reference Stock Issuers could affect the prices of the Reference Stocks and therefore could affect your return on the notes. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or the accompanying prospectus, the prospectus supplement or the underlying supplement. The selection of the Reference Stocks is not a recommendation to buy or sell shares of the Reference Stocks.

Apple Inc.

Apple Inc. designs, manufactures and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals and networking solutions. The company sells its products worldwide through its online stores, its retail stores, its direct sales force, third-party wholesalers and resellers. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36743, or its CIK Code: 0000320193. This Reference Stock is listed on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol “AAPL.”

Amazon.com, Inc.

Amazon.com, Inc. is an online retailer that offers a range of products, including: books, music, videotapes, computers, electronics, home and garden, and other products. The company offers personalized shopping services, web-based credit card payment, and direct shipping to customers. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-22513, or its CIK Code: 0001018724. This Reference Stock is listed on the Nasdaq under the symbol “AMZN.”

Alphabet Inc.

Alphabet Inc. operates as a holding company. The company, through its subsidiaries, provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce and hardware products. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-37580, or its CIK Code: 0001652044. This Reference Stock is listed on the Nasdaq under the symbol “GOOGL.”

Netflix, Inc.

Netflix, Inc. is an internet entertainment service with over 139 million paid memberships in over 190 countries enjoying TV series, documentaries and feature films across a variety of genres and languages. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35727, or its CIK Code: 0001065280. This Reference Stock is listed on the Nasdaq under the symbol “NFLX.”

Historical Performance of the Reference Stocks

The following graphs set forth daily Closing Prices of the Reference Stocks for the period from January 1, 2014 to September 25, 2019. We obtained the Closing Prices below from Bloomberg Professional® Service (“Bloomberg”) without independent verification. The historical performance of a Reference Stock should not be taken as an indication of its future performance, and no assurances can be given as to the price of any Reference Stock at any time during the term of the notes, including the Coupon Determination Dates. We cannot give you assurance that the performance of the Reference Stocks will result in any positive return on your investment.

SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a brief summary of the material U.S. federal income consequences relating to an investment in the notes.  The following summary is not complete and is both qualified and supplemented by, or in some cases supplements, the discussion entitled “Certain U.S. Federal Income Tax Consequences” beginning on page S-20 of the underlying supplement, which you should carefully review prior to investing in the notes.

The U.S. federal income tax consequences of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid cash-settled derivative contracts. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. If your notes are so treated, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year.  The Issuer will report any Contingent Coupon Payments as ordinary income to U.S. Holders. If you are an accrual method taxpayer who keeps an applicable financial statement, you may be required to include a periodic interest payment in income earlier than under your regular method of tax accounting if the income is recognized earlier on such applicable financial statement.

The characterization described above is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. For a more detailed discussion of certain alternative characterizations with respect to your notes and certain other considerations with respect to your investment in the notes, you should consider the discussion set forth in “Certain U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

Regarding the discussion in the underlying supplement with respect to a dividend equivalent payment made with respect to a U.S. stock or equity-linked debt instrument under the section entitled Tax Consequences to Non-U.S. Holders, the IRS has issued a Notice that excludes financial products issued prior to 2021 that are not “delta-one” with respect to underlying securities that could pay withholdable dividend equivalent payments.  Even if the notes should be treated as equity-linked instruments, since the notes should not be considered to have a delta of 1.0, the notes should be exempt from the withholding tax rules specified for dividend equivalents.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of Contingent Coupon Payments or any other amount paid or credited or deemed to have been paid or credited by the Issuer on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Jefferies will purchase the notes from CIBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, or will offer the notes directly to investors. Jefferies or other registered broker-dealers will offer the notes at the price to public set forth on the cover page of this pricing supplement. Jefferies may receive a commission of up to $30 (3%) per $1,000 principal amount of the notes and may use a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. The total “Underwriting Discount” and “Proceeds to Issuer” to be specified on the cover hereof will reflect the aggregate of the underwriting discounts per note at the time CIBC established any hedge positions prior to the Trade Date, which may be variable and fluctuate depending on market conditions at such times.

We expect to deliver the notes against payment therefor in New York, New York on a date that is more than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this pricing supplement in the initial sale of the notes.  In addition, Jefferies may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless Jefferies or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by Jefferies in a market-making transaction.

While Jefferies may make markets in the notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the Original Issue Date.

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

(a)                                 the expression “retail investor” means a person who is one (or more) of the following:

(i)                                     a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

(ii)                                  a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)                               not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended); and

(b)                                 the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s initial estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The Bank’s initial estimated value does not represent a minimum price at which Jefferies or any other person would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors—The Bank’s initial estimated value of the notes will not be determined by reference to credit spreads for our conventional fixed-rate debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the notes will be determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors—The Bank’s initial estimated value does not represent future values of the notes and may differ from others’ estimates” in this pricing supplement.

The Bank’s initial estimated value of the notes will be lower than the initial issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the initial issue price of the notes. These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Additional Risk Factors—The Bank’s initial estimated value of the notes will be lower than the initial issue price (price to public) of the notes” in this pricing supplement.